Exhibit 10.23

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) made this 13th day of February, 2023 (the “Effective Date”) between EMulate Therapeutics, Inc., a Washington corporation (the “Company”) and West Boulder LLC, a Washington limited liability company (the “Consultant”).

A.	The Company is engaging Consultant as a consultant to provide advice to senior management of the Company as further described in Section 1.2(b) herein.

B.	The Consultant’s principals, John T. Butters and Lisa C. Butters (the “Principals”), co-founders of the Company, have unique and specialized knowledge regarding the Company incident to its formation and initial business operations. In addition, one of the Principals, John T. Butters, also headed preclinical research and development of the Company’s science and technology during his time with the Company.

C.	The Company believes that the engagement of Consultant, in accordance with the terms and conditions of this Agreement, will enhance the Company’s opportunities and strategic plans. Accordingly, the Company believes the entry into this Agreement is in the best interests of the Company and its stockholders.

D.	The Company and the Consultant wish to formally record the terms and conditions of Consultant’s engagement in accordance with the terms and conditions herein.

E.	Each of the Company and the Consultant has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1: CONTRACT FOR SERVICES

1.1	Engagement of Consultant. The Company hereby engages the Consultant in accordance with the terms and provisions hereof.

(a)	Term. Unless terminated earlier in accordance with the provisions hereof, this Agreement will commence on the Effective Date and will continue for a period of six (6) years therefrom (the “Term”).

(b)	Service. The Consultant agrees, in connection with the Services described below, to faithfully and diligently serve the Company and devote the time, attention and efforts to further the business interests of the Company through the Consultant’s historical knowledge of the Company and professional skills as and when requested to do so pursuant to the terms and conditions of this Agreement during the Term.

1.2	Duties. The Consultant’s services hereunder will be provided on the basis of the following terms and conditions:

(a)	In connection with the Services to be provided (as defined below), the Consultant will report directly to the chief executive officer of the Company (“CEO”).

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(b)	Services provided by the Consultant shall be: (i) ideation of future high-value applications of the Company’s ulRFE technology to treat medical indications other than those presently targeted, (ii) conceptualization of new therapeutic emulations using the Company’s ulRFE technology, including derivations of ulRFE signals from proven drugs, biologics and other therapeutic treatments other than those presently targeted, such as immunotherapies, protein knockdown and antibody treatments, and (iii) identification of workable uses for the Company’s ulRFE technology in fields other than the medical field, subject to any applicable law and to instructions provided by the executive officers or the CEO of the Company from time to time (collectively, “Services”). The Services shall be provided as and when reasonably requested by the Company and consented to by the Consultant within the time parameters provided below. Consultant reserves the right to notify the Company when Consultant is not available to render Services to the Company, provided that such notification shall not exceed more than 25 business days per year.

(c)	The Consultant will be available for up to 90 hours per month to provide Services and Consultant understands that it may be necessary for a representative of Consultant, such representative to be approved of by the Company, such approval not to be unreasonably withheld, to travel to the Company’s offices from time to time to provide Services. The Company shall provide reasonable notice to the Consultant of the need for such travel in accordance with the mutual scheduling provision above and such travel shall be at Company’s prepaid expense.

(d)	The Consultant will faithfully and diligently provide the Services and cooperate with the Company and utilize Consultant’s historical knowledge of the Company and professional skills to ensure that all Services rendered hereunder are provided to the reasonable satisfaction of the Company in a reasonable manner utilizing the capabilities of the Consultant consistent with the past experience the Principals had with the Company. The Consultant will act reasonably in order to render Services within Consultant’s capability in an effort consistent with the strategic plans of the Company.

(e)	The Consultant will, subject to the above and consistent with the terms hereof, assume and execute such duties and procedures as may be reasonably determined or given from time to time by the Company in connection with the provision of Services by Consultant.

(f)	The Consultant will report the results of Consultant’s duties hereunder to the CEO upon completion of any assignment or designated task and as the CEO may reasonably request from time to time.

(g)	Because the consideration offered by the Consultant is largely comprised of the knowledge and ability of the Principals to be available for up to 22 hours per week to provide such unique knowledge to the Company, in the event the Company does not request the provision of Services by Consultant for any period of time during the Term, the absence of any such request by the Company shall not be considered grounds for Termination pursuant to Section 4 herein or otherwise.

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1.3	Independent Contractor Status.

(a)	The Consultant is an independent contractor of Company. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, principal and agent, partnership or joint venture, or any other fiduciary relationship. At all times, relationship between Consultant and the Company shall be that of vendor and client with regard to the Services.

(b)	Subject to Consultant’s obligations set forth below with regard to Confidential Information, Consultant has the right to perform services for others and is not obligated to perform Services under this Agreement except as expressly provided herein. Consultant shall have the full and complete liberty to use its own judgment and discretion as to the method of performance of the Services. Except as set forth below, Consultant and the Company hereby affirm that the Company is without any right whatsoever to direct or control in any way or in any degree Consultant’s manner or method of performance of any of the Services.

(c)	Consultant and its Principals may have other business interests and may engage in other activities in addition to those relating to the Company, including activities that may compete directly or indirectly with the Company’s business. Nothing herein is intended to waive any rights of the Company or of the Consultant and its Principals under this Agreement.

1.4	Reimbursement and Indemnity from Company to Consultant.

(a)	In the event that Consultant or its Principals become involved in or threatened by, in any capacity, in any action, suit, claim, proceeding or investigation brought by any third parties, including shareholders of the Company, arising from, related to or in connection with this Agreement or as a result of: (i) the provision of Services pursuant to this Agreement, (ii) Consultant’s engagement hereunder, or (iii) any matter referred to in this Agreement, the Company will periodically and regularly advance expenses to Consultant and its Principals for their reasonable legal fees and other costs incurred (including the reasonable cost of any investigation and preparation) in connection with such action, suit, claim, proceeding or investigation. Except with respect to any action, suit, claim, proceeding or investigation involving a rightful Termination of Consultant by the Company pursuant to Section 4 herein, or a breach of this Agreement by Consultant, the Company will indemnify and hold Consultant and its Principals harmless against any and all losses, claims, damages, liabilities, costs or expenses with respect to any such matter, except to the extent that the loss, claim, damage, liability or expense results from the gross negligence, bad faith or willful misconduct of Consultant in performing the Services.

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(b)	The Company’s reimbursement and indemnity obligations under this Section 1.4 shall be in addition to any liability which the Company may otherwise have to Consultant or its Principals, and shall be binding upon any successors, assigns, or affiliates of the Company and shall inure to the benefit of Consultant and its Principals and their respective successors and assigns. The Company also agrees that Consultant and its Principals shall not have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with this Agreement (other than the income tax liability on the Consultant’s Fees, which shall be borne solely by Consultant) or as a result of either the engagement or any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence, bad faith or willful misconduct of Consultant in performing the Services that are the subject of this Agreement.

(c)	The Company shall ensure that the Consultant is at all times covered by all applicable insurance policies of the Company that may, at no additional premium, provide liability protection to Consultant.

(d)	The reimbursement and indemnity provisions under this Section 1.4 shall survive the termination of this Agreement.

Article 2: COMPENSATION

2.1	Remuneration.

The Consultant shall receive an initial consulting payment of one hundred seventy five thousand United Stated dollars ($175,000) in exchange for initial Services commencing on the date hereof payable within five (5) days of execution of this Consulting Agreement (“Initial Consultant Fee”). Following the payment of the Initial Consultant Fee, the Consultant’s quarterly consulting fee (the “Consultant’s Fees”) during the Term through December 15, 2029, shall be five hundred twenty five thousand United States dollars ($525,000) per quarter (the “Consulting Fee”) payable within fifteen (15) days of the middle of each quarter during the applicable year (i.e., each March 15, June 15, September 15 and December 15). The first quarterly consulting fee payment date is March 15, 2023.

2.2	Tax Reporting of the Consultant’s Fees. The Company will issue an IRS Form 1099 with respect to Consultant’s Fees and will not withhold any income or employment taxes on the Consultant’s Fees. Consultant and/or the Principals shall report and pay all of the federal, state and local income taxes imposed on the Consultant’s Fees, as the parties understand that neither Consultant nor the Principals will be an employee of the Company or otherwise subject to tax withholding by the Company. Neither the Consultant nor the Principals (nor anyone acting at their direction) shall file IRS Form SS-8 or otherwise petition the IRS to characterize the Consultant’s Fees in a manner inconsistent with the agreed reporting of the income as set forth in this Section 2.2.

Article 3: CONFIDENTIALITY

3.1	Maintenance of Confidential Information.

(a)	The Consultant acknowledges that, in the course of performing the Consultant’s obligations hereunder, the Consultant will, either directly or indirectly, have access to and be entrusted with confidential information (whether oral, written or by inspection, relating to the Company or its respective affiliates, associates or customers or proprietary information (the “Confidential Information”).

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(b)	The Consultant acknowledges that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Consultant, on behalf of itself and each of the Principals, covenants and agrees that, as long as the Consultant works for the Company and for two (2) years thereafter, the Consultant will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

(c)	The Consultant agrees that, upon termination of the Consultant’s services for the Company, the Consultant will immediately surrender to the Company all Company Confidential Information then in Consultant’s possession or under Consultant’s control.

3.2	Certain Service Matters. With regard to any Services that may be provided by Consultant to the Company during the Term that the Company believes would involve particularly sensitive Company proprietary information, the additional covenants provided in Exhibit A attached hereto shall apply solely with regard to those particular Services if and subject to: (a) the parties mutual agreement that those Services shall be undertaken by Consultant, and (b) prior to commencement of the Service, the parties enter into and execute an Addendum in the form of Exhibit A which shall then apply with respect to the Service. Nothing herein is meant to obligate the Company to propose such a Service or for Consultant to accept performance of the Service.

3.3	Exceptions. The general prohibition contained in Section 3.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply to the extent that any Confidential Information:

(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of the Consultant;

(c)	is evidenced to have been already in the lawful possession of the Consultant at the time of receipt of the Confidential Information from the Company; or

(d)	is compelled by applicable law or regulation to be disclosed, provided that the Consultant gives the Company prompt written notice of such requirement prior to such disclosure, provides commercially reasonable assistance, at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure, and only disclose such Confidential Information as so compelled.

3.4	Exclusions. Confidential Information shall not include Consultant’s or its Principals’ general knowledge, skills, experience, acumen and “know-how.”

3.5	Status as Shareholder Protected. No provision of this Section or this Agreement shall serve to minimize or impair the rights of the Consultant’s Principals with regard to their status as Shareholders of the Company, and the Principals of Consultant shall at all times be free to exercise their rights as Shareholders of the Company or in any other capacity related to the Company, including without limitation under this Agreement.

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Article 4: TERMINATION

4.1	Termination of Engagement. The Consultant’s engagement may be terminated only as follows:

(a)	Termination by the Company for Cause. The Company may terminate the Consultant’s engagement for Cause as defined in Section 4.1(d).

(b)	Termination by the Consultant.

(i)	For Good Reason. The Consultant may terminate the Consultant’s engagement with the Company for Good Reason as defined in Section 4.1(e).

(ii)	Without Good Reason. The Consultant may voluntarily terminate the Consultant’s engagement with the Company at any time by giving the Company 120 days’ prior written notice of the termination.

(c)	Termination Upon Death or Disability.

(i)	Death. The Consultant’s engagement shall terminate upon the death of both of the Principals.

(ii)	Disability. The Company may terminate the Consultant’s engagement upon the permanent disability of both of the Principals.

(d)	For the purpose of this Article 4, “Cause” means:

(i)	Breach of Agreement. Consultant’s material breach of Consultant’s obligations of this Agreement, not cured after thirty (30) days’ written notice specifying, in reasonable detail, the nature of such breach or failure from the Company or if the matter is one that cannot be cured within such thirty (30) day period, then such cure period shall be automatically extended so long as Consultant is pursuing a cure with reasonable diligence;

(ii)	Intentional Misconduct. Consultant’s intentional misconduct in the performance of the Services that causes material economic harm to the Company;

(iii)	Felony Convictions. Consultant’s or either Principal’s conviction of or guilty plea to any felony involving fraud or theft; or

(iv)	Termination. In the event of termination of this Agreement for Cause, the Consultant’s engagement will terminate immediately upon such termination.

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(e)	For the purpose of this Article 4, “Good Reason” means:

(i)	Breach of Agreement. Other than a failure of payment which is separately treated under Section 4.1(e)(ii) below, the Company’s material breach of this Agreement, which breach has not been cured by the Company within thirty (30) days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Consultant, or if the matter is one that cannot be cured within such thirty (30) day period, then such cure period shall be automatically extended so long as Company is pursuing a cure with reasonable diligence;

(ii)	Non-Payment. The failure of the Company to pay any amount due to Consultant hereunder, which failure persists for ten (10) days after its due date; or

(iii)	Change of Responsibilities. Any adverse change to Consultant in the nature or manner of Consultant’s Services.

(f)	It is agreed that in the event of termination of this Agreement by the Consultant in accordance with Article 4.1(b)(ii), the Company will not be responsible for paying any additional Consulting Fees hereunder as of the date of such termination by the Consultant.

(g)	It is agreed that upon termination of this Agreement for death or permanent disability of both of the Principals in accordance with Article 4.1(c), the Company shall pay to Consultant on the date required under applicable law any accrued but unpaid Consulting Fee for services rendered as of the date of such termination.

4.2	Termination Without Cause or For Good Reason.

In the event Consultant’s engagement with the Company under this Agreement is terminated by the Company without Cause or the Consultant terminates the engagement hereunder for Good Reason then, in addition to the amounts previously paid by the Company to Consultant, and then together with the Company’s and Consultant’s execution and non-revocation of a termination agreement containing a mutual general release and waiver of liability in a form reasonably acceptable to the Company and the Consultant, the Company shall pay to the Consultant the full remaining unpaid portion of the Consultant’s Fees provided under this Agreement in a single lump sum within sixty (60) days of such termination. The mutual release shall be effective contemporaneously with and subject to Consultant’s receipt of the foregoing lump sum payment, and the release by Consultant and its Principals shall exclude and preserve Consultant’s and Principals’ rights under Sections 1.4 and 3.4.

Article 5: MUTUAL REPRESENTATIONS

5.1	The Consultant represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by the Consultant and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which Consultant is a party or by which Consultant is bound; and (b) does not require the consent of any other person or entity.

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5.2	The Company represents and warrants to the Consultant that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound; and (b) does not require the consent of any person of entity.

5.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in proceedings in equity or at law).

Article 6: NOTICES

6.1	Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

EMulate Therapeutics, Inc.
13810 SE Eastgate Way, Suite 560
Bellevue, WA 98005
[Email address Redacted]

with a copy to

Lucosky Brookman LLP
Attention: Joe M. Lucosky
101 S. Wood Ave. 5th Floor
Woodbridge, NJ 08830
[Email address Redacted]

To be provided under separate cover within three days after the date hereof; in the event that Consultant does not receive notice of address within such period, then Consultant shall be entitled to send any notice to any email address of the Company known to Consultant and the sending of any such notice shall constitute receipt of notice whether the Company receives such notice or not.

(b)	and in the case of the Consultant:

West Boulder LLC
c/o Lisa Butters
P.O. Box 20398
Seattle, WA 98102
[Email address Redacted]

with a copy to

Lane Powell PC
Attention: Michael E. Morgan
1420 Fifth Avenue, Suite 4200
Seattle, WA 98101
[Email address Redacted]

6.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

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Article 7: GENERAL

7.1	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.2	Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

7.3	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

7.4	Assignment. Except as herein expressly provided, the respective rights and obligations of the Consultant and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Consultant and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, it is agreed that in the event that the Company or the Consultant participates in a merger, acquisition, restructuring, reorganization or other transaction in which the Company or the Consultant is merged into, sold to or otherwise becomes part of or owned by another company or entity, this Agreement will remain in force and be binding on any such successor, surviving or acquiring company or entity.

7.5	Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

7.6	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

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7.7	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.8	Default. In addition to Consultant’s rights under Section 4.2, each of the following shall constitute a Default by the Company under this Agreement: (i) Company fails to make any payment within ten (10) days of its due date, (ii) Company fails within any applicable cure period to comply with or to perform any other term, obligation or covenant in this Agreement, or (iii) the dissolution of the Company or any other termination of the Company’s existence as a going business, the insolvency of the Company, the appointment of a receiver for any part of the Company’s property, any assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company; provided, however, that if any default, other than a default in payment, is curable and if Company has not breached the same provision of this Agreement within the preceding twelve (12) months, it may be cured if the Company cures the default within fifteen (15) days, or if the cure requires more than fifteen (15) days, the Company immediately initiates steps which Consultant deems, in Consultant’s reasonable discretion, to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical. Upon Default, Consultant may declare the entire remaining and unpaid amount of Consultant’s Fees under this Agreement to be immediately due and payable, and Company will pay the Consultant that amount.

7.9	Attorneys’ Fees. The Company agrees that the Consultant shall be entitled to recover from the Company all of its reasonable attorneys’ fees and expenses incurred relating to any action or proceeding in connection with any material breach of this Agreement by the Company objectively resulting in material damages incurred by Consultant, including without limitation any default in the payment of Consultant’s Fees. The Consultant agrees that the Company shall be entitled to recover from the Consultant all of its reasonable attorneys’ fees and expenses incurred relating to any action or proceeding in connection with a material breach of this Agreement by the Consultant.

7.10	Taxability. In the event that notwithstanding the commitment of the parties in Section 2.2, any federal, state or local income tax is assessed by the applicable taxing authority on the Company and paid by the Company with respect to the Consultant’s Fees, Consultant shall promptly repay such tax amounts to the Company. If the applicable taxing authority continues to assert the position that the tax is properly assessed against or payable by the Company, the Company shall begin withholding the required amount of income and employment taxes on all future Consultant’s Fees to reflect the characterization imposed by the tax authority such that Consultant shall receive only the net after-tax amount of the Consultant’s Fees.

7.11	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Washington without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction. The sole and exclusive place of venue in any matter arising out of or in connection with this Agreement will be King County, Washington.

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7.12	Dispute Resolution. Consultant and the Company agree that the sole and exclusive method for resolving any dispute between the parties arising out of or in connection with this Agreement shall be arbitration. The arbitration shall be held under the auspices of JAMS or JDR LLC, before a single arbitrator, and held in King County, Washington. The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Superior Court of King County, Washington, or any other court of competent jurisdiction.

7.13	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to its subject matter.

7.14	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. A facsimile or electronic copy of this Agreement (or any counterpart hereof) shall be deemed to be an original. This Agreement may be executed electronically, by facsimile or by DocuSign (or similar method) and such execution shall be binding on the person so signing and on all parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

EMulate Therapeutics, Inc.

By: Chris Rivera
Title: Chief Executive Officer

Agreed and accepted:

West Boulder LLC

John T. Butters, Manager

Lisa Butters, Manager

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EXHIBIT A

ADDENDUM TO CONSULTING AGREEMENT

The Service described below has been requested by the Company and is agreed to be performed by Consultant pursuant to Section 3.2 of that certain Consulting Agreement dated as of February 13, 2023 between the parties (the “Agreement”), and the following provisions shall apply solely with respect to such Service.

1.	General Nature of the Service.

2.	Maintenance of Confidential Information.

(a)	The following shall replace Section 3.1(a) of the Agreement, solely with respect to the Service described above: The Consultant acknowledges that, in the course of performing the Consultant’s obligations hereunder, the Consultant will, either directly or indirectly, have access to and be entrusted with non-public, confidential or proprietary information (“Confidential Information”) including, but not limited to, trade secrets as well as other proprietary knowledge, information, know-how and non-public intellectual property rights, including, without limitation, unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, and compositions of matter and processes relating to the Company’s business, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, which shall be marked, designated, or otherwise identified as “confidential,” in connection with this Agreement. Confidential Information is confidential and solely for Consultant’s use in performing this Agreement.

3.	Inventions. The following additional provisions shall be considered part of the Agreement, solely with respect to the Service described above:

(a)	The Company is and remains the assignee of all of Consultant’s rights, title, and interests (including all related intellectual property rights) in all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether patentable or registrable under copyright or similar laws, that is conceived, developed, or reduced to practice (collectively, “Inventions”), that is created as a result of the performance of the above-described Services for the Company or the Company’s affiliates, divisions, subsidiaries, predecessor and successor corporations (“Company Inventions”). All original works of authorship that are made by Consultant (solely or jointly with others) within the scope of the above-described Services for the Company or its affiliates, divisions, subsidiaries, predecessor and successor corporations, and that are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act, and accordingly, the Company will be considered to be the author of those works.

(b)	Consultant is not an employee of the Company and is therefore entitled to invent on Consultant’s own behalf and to own all rights to Consultant’s own inventions so long as such inventions do not fall within the scope of the Service described above.

(c)	In the course of providing the Service described above, Consultant will not incorporate any original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Company Invention without the Company’s prior written permission.

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(d)	Consultant acknowledges and agrees that the decision whether or not to commercialize or market any Company Invention developed within the Company’s sole discretion and for the Company’s sole benefit. Neither the Company nor any other entity is obligated to pay Consultant a royalty as a result of the Company’s efforts to commercialize or market any Company Invention.

(e)	Consultant will assist the Company or its designee in every proper way to secure and protect the Company’s rights in Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in all countries. Consultant will disclose to the Company all pertinent information and data related to Company Inventions. Consultant will execute all applications, specifications, oaths, assignments, and all other instruments that the Company deems necessary in order to apply for, obtain and maintain these rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interests in and to Company Inventions, and any related copyrights, patents, mask work rights, or other intellectual property rights. Their obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any instrument or papers will continue after the termination of this Agreement. If the Company is unable to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company Inventions, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact. Accordingly, Consultant hereby appoints each of the officers of the Company to act as Consultant’s attorney-in-fact for all such matters, on behalf of the Company, such that the Company may act for and on Consultant’s behalf to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations related to Company Inventions with the same legal force and effect as if executed by Consultant.

Dated: _________________, 202_

EMulate Therapeutics, Inc.		Agreed and accepted:

West Boulder LLC
By:	Chris Rivera
Title:	Chief Executive Officer
John T. Butters, Manager

Lisa Butters, Manager

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